Exhibit 2.1

Executed copy
CONFIDENTIAL TREATMENT HAS BEEN REQUESTED BY
TRIBUTE PHARMACEUTICALS CANADA INC.

Portions herein identified by [**] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

ASSET PURCHASE AGREEMENT

between

NOVARTIS PHARMA AG

NOVARTIS AG

AND

TRIBUTE PHARMACEUTICALS CANADA INC.

Executed copy
CONFIDENTIAL TREATMENT HAS BEEN REQUESTED BY
TRIBUTE PHARMACEUTICALS CANADA INC.

Portions herein identified by [**] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

Table of Contents

1.	Definitions and Interpretation	3
2.	Sale and Transfer of Assets	8
3.	Grant of Licenses	10
4.	Assumed Liabilities and Excluded Liabilities	10
5.	Obligations of the Purchaser	11
6.	Transition Services provided by Novartis	12
7.	Maintenance of Marketing Authorizations Pending Completion of Transfer	12
8.	Co-operation on Pharmacovigilance and Safety	13
9.	Purchase Price and Payment of Purchase Price	13
10.	Closing	14
11.	Third Party Agreements	15
12.	Novartis’ Representations and Warranties	16
13.	Purchaser’s Representations and Warranties	16
14.	Claims for Breach of Representations and Warranties	17
15.	Indemnification	18
16.	Confidentiality; Press Release	19
17.	Miscellaneous	19

List of Annexes

Annex 1                         Trademarks
Annex 2                         License Agreement
Annex 3                         Marketing Authorizations & Products & Drug Substances
Annex 4                         Disclosures (by Novartis)
Annex 5                         Third Party Agreements and Tenders
Annex 6                         Supply Agreement
Annex 7                         Pharmacovigilance Agreement
Annex 8                         Novartis Anti-Bribery Policy Guidelines
Annex 9                         TM Assignment Documents
Annex 10                       [**]

Executed copy
CONFIDENTIAL TREATMENT HAS BEEN REQUESTED BY
TRIBUTE PHARMACEUTICALS CANADA INC.

Portions herein identified by [**] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (“Agreement”) is made as of this 2nd  day of October, 2014 (“Closing Date”), by and between Novartis AG, a company organized under the laws of Switzerland and located at Lichtstrasse 35, 4056 Basel, Switzerland (“NAG”), Novartis Pharma AG, a company organized under the laws of Switzerland and located at Lichtstrasse 35, 4056 Basel, Switzerland (“NPAG” and together with NAG, “Novartis”) and Tribute Pharmaceuticals Canada Inc., a company organized under the laws of Ontario (“Purchaser”), located at 151 Steeles Avenue East, Milton Ontario, L9T 1Y1 Canada. Novartis and Purchaser are each referred to individually as a “Party” and together as the “Parties.”

RECITALS

WHEREAS, Novartis and its Affiliates developed and sell, market, distribute, manufacture and commercialize, by themselves or through Third Parties, the Products (as defined below) in certain countries;

WHEREAS, Novartis and/or its Affiliates own Marketing Authorizations (as defined below), Trademarks (as defined below) and Know How (as defined below) related to the Products in the Territory;

WHEREAS, Novartis and its Affiliates desire to sell, transfer, and convey to Purchaser, and the Purchaser desires to purchase from Novartis, the Transferred Assets (as defined below) relating to the Products (other than the Excluded Assets) in the Territory (as defined below), while Novartis and/or Affiliates (as applicable) and/or Third Parties (as applicable) retain the rights to the Products outside the Territory, all upon the terms and subject to the conditions hereinafter specified;

WHEREAS, Novartis and/or its Affiliates are willing to grant Purchaser certain rights to the Licensed Assets (as defined below) related to the Products in the Territory as set forth herein and in the License Agreement (as defined herein); and

WHEREAS, Novartis is willing to provide certain services involving the supply of the Products in the Territory and certain other assistance for a Transition Period (as defined below) as set forth in this Agreement and the Supply Agreement (as defined herein).

NOW, THEREFORE, the Parties hereby agree as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions. For the purpose of this Agreement, the following terms shall have the following meanings:

“Adverse Event” means any untoward medical occurrence in a patient or clinical investigation subject administered a pharmaceutical product and that does not necessarily have a causal relationship with the treatment. An adverse event can therefore be any unfavourable and unintended sign (including an abnormal laboratory finding), symptom, or disease temporally associated with the use of a medicinal product, whether or not related to the medicinal product.

Executed copy
CONFIDENTIAL TREATMENT HAS BEEN REQUESTED BY
TRIBUTE PHARMACEUTICALS CANADA INC.

Portions herein identified by [**] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

“Affiliate” means, with respect to a Party, any Person that directly or indirectly Controls, is Controlled by, or is under common Control with that Party.  For the purpose of this definition, “Control” shall mean (i) direct or indirect, ownership of fifty percent (50%) or more of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or (ii) fifty percent (50%) or more of the equity interest in the case of any other type of legal entity, status as a general partner in any partnership, or (iii) any other arrangement whereby the entity or Person controls or has the right to control the board of directors or equivalent governing body of a corporation or other entity, or the ability to cause the direction of the management or policies of a corporation or other entity.  In the case of entities organized under the laws of certain countries, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent (50%), and in such case such lower percentage shall be substituted in the preceding sentence, provided that such foreign investor has the power to direct the management and policies of such entity.

“Ancillary Agreements” means, collectively, the License Agreement, the Supply Agreement, the Quality Agreement, the Pharmacovigilance Agreement and the Confidentiality Agreement.

“Assumed Liabilities” shall have the meaning set forth in Clause 4.1.

“Books and Records” means all books, records, files, reports, plans and operating records in any form, in each case to the extent related to the Products in the Territory  and in the possession or control of, and reasonably accessible to,  Novartis as at the Closing Date.

“Business” means the business carried on by Novartis and its Affiliate as at the Closing Date consisting of the right to develop, sell, market, distribute and commercialize the Products in the Territory and to manufacture or have manufactured the Products for the use in the Territory.

“Business Day” means a day (other than a Saturday, Sunday or a public holiday) on which the banks are open for business in Basel, Switzerland and in Milton, Ontario Canada.

“Change of Control” means any of the following events: (a) any Third Party (or group of Third Parties acting in concert) becomes the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the total voting power of the stock then outstanding of Party normally entitled to vote in elections of directors; (b) Party consolidates with or merges into another corporation or entity, or any corporation or entity consolidates with or merges into Party, in either event pursuant to a transaction in which more than fifty percent (50%) of the total voting power of the stock outstanding of the surviving entity normally entitled to vote in elections of directors is not held by the parties holding at least fifty percent (50%) of the outstanding shares of Party preceding such consolidation or merger; or (c) Purchaser conveys, transfers or leases all or substantially all of its assets to any Third Party; provided, however, that the following will not be a Change of Control, (i) a corporate reorganisation and/or transfer of shares in Purchaser into a new entity for the purpose of fundraising and/or for the purpose of an initial public offering or (ii) the direct or indirect reversal of Purchaser into an existing quoted entity for the purpose of listing of Purchaser’s shares on a public market.

“Closing” or “Closing Date” means the date first written above, subject to the provisions of Clause 10.

Executed copy
CONFIDENTIAL TREATMENT HAS BEEN REQUESTED BY
TRIBUTE PHARMACEUTICALS CANADA INC.

Portions herein identified by [**] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

“Commercial Information” means any relevant information (including all customer records)  that is available to and used by Novartis at the Closing Date for the commercialization of the Products in the Territory.

“Confidentiality Agreement” means the confidentiality agreements and the corresponding amendments which Novartis and the Purchaser entered into on 16 March 2012, 21 January 2013 and 22 May 2014.

“Data Room” shall mean the electronic and hard copy data rooms that Novartis established to permit the Purchaser to conduct due diligence relating to the transactions contemplated by this Agreement and as such data room exists as at the Closing Date.

“Drug Substances” means the active ingredient(s) in the respective Products, listed in Annex 3 attached hereto.

“Excluded Assets” shall have the meaning set forth in Clause 2.2.

“Excluded Liabilities” shall have the meaning set forth in Clause 4.2.

“Fields” mean for the relief of tension-type headaches (Fiorinal and Fiorinal C) and for the treatment of hypertension and/or prophylaxis of angina pectoris (Visken and Viskazide).

[**]

[**]

“Force Majeure” means any event which is beyond the reasonable control of the Party affected, including but not limited to the following events: earthquake, storm, flood, fire or other acts of nature, epidemic, war, riot, public disturbance, strike or lockouts, government actions, terrorist attack or the like.

“Governmental Entity” means any court, agency, authority, department, legislative or regulatory body or other instrumentality of any government or country or of any national federal, state, provincial, regional, county, city or other political subdivision of any such government or any supranational organization of which any such country is a member or quasi-governmental authority or self-regulatory organization of competent authority.

“Indemnified Party” shall have the meaning set forth in Clause 15.3.

“Indemnifying Party” shall have the meaning set forth in Clause 15.3.

“Inventory” means the stock of Products and drug substance pindolol that are solely and specifically related to (and for use in) the Business and that are maintained, held, or stored by or on behalf of Novartis or its Affiliates for use in the Fields and in the Territory.

“Know-How” means all existing and available technical information, know-how and data, including inventions (whether patentable or not), trade secrets, specifications, instructions, processes, formulae, materials and other technology related to the Products or to its manufacture, registration, use of commercialization and including all biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical, safety, quality control, preclinical and clinical data relevant to the manufacture, registration, use and commercialization of the Products, and that are in existence, and owned  by Novartis and/or its Affiliates on the Closing Date.

Executed copy
CONFIDENTIAL TREATMENT HAS BEEN REQUESTED BY
TRIBUTE PHARMACEUTICALS CANADA INC.

Portions herein identified by [**] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

“Law” means any applicable statute, law, ordinance, requirement, regulatory rule, code or order of a Governmental Entity.

“Liabilities” means any and all debts, liabilities, responsibilities, commitments, expenses and obligations, of any nature or kind whether accrued or fixed, known or unknown, absolute or contingent, matured or not or determined or determinable or otherwise, and whether due or to become due including product liability, and, more generally, any liability arising under any law, action or governmental order and any liability arising under any contract or undertaking.

“License Agreement” means the license agreement for the Licensed Assets which the Parties shall execute in connection with this Agreement.

“Licensed Assets” means the Books and Records, Commercial Information, Medical Information, Know How, those Trademarks listed in Annex 1 Part B, and that is related to the commercialization and/or manufacture of the Products in the Territory and, in each case that is in existence, reasonably accessible and owned or controlled by Novartis and/or its Affiliates as at the Closing Date.

“Loss” means any and all direct economic losses, including but not limited to damages, internal and external costs and expenses including reasonable attorney’s fees and expenses in connection with any action, suit or proceeding, whether involving a Third Party claim or a claim solely between the Parties. For the avoidance of doubt, Loss excludes all indirect, consequential or punitive loss or damages, for which neither Party shall be liable to the other Party under this Agreement.

“Marketing Authorizations” or “MAs” means the marketing authorizations (drug identification number) listed in Annex 3 for the Products in the Territory.

“Marketing Authorization Data” means the existing and available dossiers containing the Know-How used by Novartis and/or its Affiliates to obtain and maintain the Marketing Authorizations.

“MA Transfer Date” means, in relation to the Territory, the date upon which the relevant Regulatory Authority approves and notifies the Marketing Authorization naming the Purchaser or the Purchaser’s Affiliate or designate as the marketing authorization holder.

“Medical Information” means any medical or clinical information about the Products owned by, available to and used by Novartis at the Closing Date, including clinical and technical matters, such as therapeutic uses for the approved indications, drug-disease information, and other product characteristics.

“NAG” shall have the meaning set forth in the Preamble.

“Novartis” shall have the meaning set forth in the Preamble.

“NPAG: shall have the meaning set forth in the Preamble.

Executed copy
CONFIDENTIAL TREATMENT HAS BEEN REQUESTED BY
TRIBUTE PHARMACEUTICALS CANADA INC.

Portions herein identified by [**] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

“Party” and “Parties” shall have the meanings set forth in the Preamble.

“Person” means any individual, partnership, limited liability company, firm, corporation, association, trust, unincorporated organization or other entity.

“Products” means products listed in Annex 3 , which are marketed and sold by Novartis and its Affiliates under the Trademarks and the Marketing Authorization(s) in the Territory and in the Fields as of the Closing Date.

“Purchase Price” shall have the meaning set forth in Clause 9.1 below.

“Purchaser” shall have the meaning set forth in the Preamble.

“Regulatory Authority” means any Governmental Entity or authority responsible for granting Marketing Authorizations for Products and any successor entity thereto, and any corresponding national or regional regulatory authorities.

“Supply Agreement” means the supply agreement for the Products which the Parties have signed in connection with this Asset Purchase Agreement attached as Annex 6.

“Tender” means the supply of Products to governments, hospitals and pharmacies through tender offers.

“Territory” means Canada.

“Third Party” means any Person other than a Party or an Affiliate of a Party.

“Third Party Agreements” means the existing agreements between Novartis or any of its Affiliates on the one hand and Third Parties on the other hand that are identified in Annex 5.

“Trademarks” means the registered trademarks in the Territory as listed in Annex 1, including all goodwill associated therewith.

“Transferred Assets” means any Know-How, Books and Records, Trademarks listed in Annex 1, Part A, Commercial Information,  Medical Information and other assets listed in Clause 2.1 in each case to the extent relating exclusively to the Products in the Territory and that is in existence and owned or controlled by Novartis and/or its Affiliates as of the Closing Date but not including any of the Licensed Assets .

“Transition Period” means the period from the Closing Date until the earlier of:

(a)	the MA Transfer Date;

(b)	[**] from the Closing Date.

 “Transition Services” shall have the meaning set forth in Clause 6.

“VAT” means any turnover, value-added, sales, use, transfer, goods and services or similar Tax (excluding for the avoidance of doubt any capital gains or similar Tax).

Executed copy
CONFIDENTIAL TREATMENT HAS BEEN REQUESTED BY
TRIBUTE PHARMACEUTICALS CANADA INC.

Portions herein identified by [**] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

“Warranty Claim” shall have the meaning set forth in Clause 12.2.

1.2	Interpretation. In this agreement unless otherwise specified:

(a)	“includes” and “including” shall mean respectively includes and including without limitation;

(b)	a Party includes its permitted assignees and/or the respective successors in title to substantially the whole of its undertaking;

(c)	words denoting the singular shall include the plural and vice versa and words denoting any gender shall include all genders;

(d)
the Annexes and other attachments form part of the operative provision of this Agreement and references to this Agreement shall, unless the context otherwise requires, include references to the Annexes and attachments;

(e)	the headings in this Agreement are for information only and shall not be considered in the interpretation of this Agreement;

(f)	general words shall not be given a restrictive interpretation by reason of their being preceded or followed by words indicating a particular class of acts, matters or things;

(g)	any reference to "writing" or "written" includes faxes and any legible reproduction of words delivered in permanent and tangible form (but does not include email); and

(h)
the Parties agree that the terms and conditions of this Agreement are the result of negotiations between the Parties and that this Agreement shall not be construed in favour of or against any Party by reason of the extent to which any Party participated in its preparation.

2.	SALE AND TRANSFER OF ASSETS

2.1
Sale of Assets.  Novartis shall, or shall cause its Affiliates to, with effect as of the Closing Date, sell, transfer, and convey to Purchaser, and Purchaser shall purchase from Novartis and its Affiliates, all of Novartis’ and its Affiliates’ rights, titles, and interests in and to the Transferred Assets, including the following assets, to the extent that they relate exclusively to the Products in the Territory:

(a)	the Marketing Authorizations listed in Annex 3;

(b)	Marketing Authorization Data;

(c)	those Third Party Agreements that are to be partially assigned by Novartis to Purchaser pursuant to Clause 11 below; and

(d)	[**]

2.2	Excluded Assets. Notwithstanding Clause 2.1, Novartis shall not sell, transfer, or convey to Purchaser, and Purchaser shall not purchase and acquire the following (“Excluded Assets”):

Executed copy
CONFIDENTIAL TREATMENT HAS BEEN REQUESTED BY
TRIBUTE PHARMACEUTICALS CANADA INC.

Portions herein identified by [**] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

(a)	Subject to the license rights granted to the Purchaser in the License Agreement, Licensed Assets;

(b)	the name “Novartis”, “Ciba-Geigy”, “Sandoz” or “Alcon”, or any trademark, service mark, trade dress, logo, trade name or corporate name similar or related thereto;

(c)
the accounts receivable and the accounts payable including any accruals, pre-paid expenses and any cash or cash equivalents of Novartis or any of its Affiliates relating to the Business, the Products or the Transferred Assets for the period prior to the Closing Date;

(d)	any real property or leaseholds (together with all fixtures and fittings related to any property), physical plant, machinery, equipment, motor vehicles or office equipment;

(e)	any rights or assets belonging to the generic business of Sandoz (which is the generic division of Novartis), or any of its successors, containing the Drug Substances and/or relating to the Products;

(f)	any rights or assets belonging to the over-the-counter business (which is a division of Novartis), or any of its successors, containing the Drug Substances;

(g)	any rights or assets belonging to the business of Alcon (which is a division of Novartis), or any of its successors, containing the Drug Substances;

(h)	any rights or assets belonging to Novartis Vaccines(which is a division of Novartis) or any of its successors, containing the Drug Substances;

(i)	any rights or assets outside the human pharmaceutical fields (including but without limitation the use of the Drug Substances in the veterinary pharmaceutical fields);

(j)	any rights or assets outside the Fields or for countries outside the Territory for the Products;

(k)	[**]

(l)	any rights under Novartis’ insurance policies which are related to the Business; and

(m)
originals of Books and Records that Novartis and its Affiliates are required to retain pursuant to any Law; provided however, that (i) Novartis and its Affiliates, as applicable, shall provide copies (redacted to the extent necessary to remove any confidential information not related to the Business, Products or Drug Substances in the Territory) of such books and records to the extent related to the Business, Products or Drug Substances in the Territory upon the Purchaser’s reasonable request and (ii) Novartis and its Affiliates, as applicable may destroy such books and records in accordance with their prevailing records retention procedures to the extent such books and records are no longer required to be retained by Law so long as Novartis and its Affiliates have previously provided copies of such books and records pursuant to clause (i) of this Clause 2.2(m); and

(n)	any Inventory (except as provided in the Supply Agreement).

Executed copy
CONFIDENTIAL TREATMENT HAS BEEN REQUESTED BY
TRIBUTE PHARMACEUTICALS CANADA INC.

Portions herein identified by [**] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

2.3
Sale of Inventory.  Purchaser shall purchase (or shall cause its Affiliates to purchase) the Inventory in separate transactions in accordance with the terms and conditions contained in the Supply Agreement. It is agreed and understood by and between the Parties that the Purchase Price does not include the Inventory.

2.4	[**]

2.5	[**]

2.6	[**]

3.	GRANT OF LICENSES

3.1
Licenses.  Under the terms and conditions of the License Agreement, (a) Novartis shall, or shall cause its Affiliates, to grant to Purchaser, the licenses to the Licensed Assets specified therein effective upon the Closing Date. The entire consideration for the licenses for the Licensed Assets shall form part of this Agreement (including the Purchase Price and transfer of the Transferred Assets) and the licenses shall be as described in the License Agreement, fully paid-up and royalty-free.  Purchaser shall, grant Novartis and/or its Affiliate or a designated Third Party, effective upon the Closing Date, the necessary licenses under the Transferred Assets and Licensed Assets to fulfill Novartis’ obligations under this Agreement and the Supply Agreement upon the terms of the License Agreement.

3.2	[**]

4.	ASSUMED LIABILITIES AND EXCLUDED LIABILITIES

4.1
Assumed Liabilities. Purchaser shall, subject to Clause 4.2, and the terms of the Supply Agreement, assume, be responsible for and pay, perform and discharge when due, and, if necessary, reimburse Novartis for the following (collectively “Assumed Liabilities”):

(a)
any Liabilities arising in or outside the Territory from product liability claims or from intellectual property infringement claims, actions or lawsuits brought by any Third Party relating to the Products manufactured by or for Purchaser or its Affiliates (or its Third Party collaborators) or sold by Purchaser or its Affiliates (or on their behalf) after the Closing Date (including sales made by Novartis and its Affiliates to Third Parties during the Transition Period as set out in the Supply Agreement) in the Territory;

(b)	any other Liabilities primarily related to the Licensed Assets, the Business or Transferred Assets arising after the Closing Date;

(c)	Liabilities of Purchaser or any of its relevant Affiliates resulting from this Agreement or the Ancillary Agreements; and

(d)	[**]

4.2	Excluded Liabilities. Subject to the provisions of this Agreement, or as otherwise specifically provided in the Ancillary Agreements, Novartis shall remain responsible

Executed copy
CONFIDENTIAL TREATMENT HAS BEEN REQUESTED BY
TRIBUTE PHARMACEUTICALS CANADA INC.

Portions herein identified by [**] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

(a)
for and pay, perform and discharge any Liabilities arising from its activities related to the Products manufactured, distributed, used or sold by or on behalf of Novartis prior to the Closing Date in the Territory.

(b)	Any and all liabilities for taxes related to the Business for taxable periods prior to the Closing Date.

The Parties hereby acknowledge and agree that, other than as provided in this Agreement and the Ancillary Agreements, Novartis shall not be responsible for, assume, or be obligated to pay, perform or otherwise discharge any obligations or liabilities of Purchaser.

5.	OBLIGATIONS OF THE PURCHASER

5.1
Transfer of Marketing Authorizations.  Purchaser shall file, or shall cause its Affiliate or designee to file, applications for the transfer of the Marketing Authorizations for the Products in the Territory within [**] from the Closing Date. Purchaser shall provide Novartis with the status of the progress of the MA Transfer at least once a month and such report will be provided to Novartis not later than the 25th of each month following the Closing. Prior to the Purchaser filing its applications for the transfer of the Marketing Authorizations for the Products, Novartis shall provide a letter to the Purchaser indicating that a transfer of ownership of the MAs has taken place and permitting cross referencing of such original Novartis MA files or as otherwise needed to facilitate the MA Transfer as required by the Regulatory Authority.

5.2
Setup Supply Chain. Purchaser shall, following the Closing Date, use commercially reasonable efforts in order to source the Products and the Drug Substances independently from Novartis, and in no event later than the end of the Transition Period.

5.3
Retention of Profit Under Supply Agreement.  If Purchaser is in breach, for any reason, of Clause 5.1 above, Novartis has the right, without any further notice, to immediately cease the transfer of, and retain, the Profit as set out in the Supply Agreement until such breach is cured.  For the avoidance of doubt, Novartis shall be entitled to keep moneys that have been retained during the period of non-compliance of Purchaser with its obligations according to Clause 5.1 even after such breach has been cured.

5.4
Transfer of certain Trademarks. On the Closing Date, Purchaser shall prepare and deliver to Novartis or its Affiliate in the Territory all assignment documents for the transfer of those Trademarks listed in Part A of Annex 1 from Novartis or its Affiliates to Purchaser in the relevant trademark registries (the “TM Assignment Documents”). Novartis or its relevant Affiliate and Purchaser will execute the TM Assignment Documents and Purchaser shall be responsible for filing the TM Assignment Documents with the relevant trademark registries at its sole cost and expense, including all filing costs, notarization and external fees. Novartis’ sole obligation with regard to the transfer of the Trademarks listed in Part A of Annex 1 will be to execute the TM Assignment Documents and to assist with related formalities. A copy of the TM Assignment Documents is included herein in Annex 9.

Executed copy
CONFIDENTIAL TREATMENT HAS BEEN REQUESTED BY
TRIBUTE PHARMACEUTICALS CANADA INC.

Portions herein identified by [**] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

6.	TRANSITION SERVICES PROVIDED BY NOVARTIS

6.1
Transition Services.  During the Transition Period, Novartis shall provide the following transition services (“Transition Services”) in the Territory during which time Purchaser covenants to comply with the Novartis Policies to the extent applicable:

(a)	supplying and invoicing customers for the Products in the Territory as defined in the Supply Agreement;

(b)
providing Purchaser (i) within  [**] Business Days after the Closing Date, with such regulatory documentation concerning the Products that is necessary to update the Purchaser’s drug establishment license (the “DEL”) with the names and identities of the various third party suppliers of the Product and Drug Substances; and, Novartis shall provide Purchaser with such regulatory documentation concerning the Products in the Fields that is necessary for the filing of the transfer of the Marketing Authorizations for the Products in the Territory, on an “as is” basis and that is owned or controlled by Novartis and (ii) reasonable general assistance for (but not to undertake) the update of the Purchasers DEL or the transfer (or re-registration, as may be required) of the Marketing Authorizations;

(c)
following the MA Transfer Date in the Territory, Novartis shall provide Purchaser with any outstanding existing and available regulatory documentation concerning the Products in the Fields for the Territory on an “as is” basis and that is owned or controlled by Novartis;

(d)
for all work deemed over and above that is described in subparagraph (c) above, upon reasonable written request from Purchaser, and at Purchaser's expense, providing regulatory assistance to facilitate the transfer of the Marketing Authorizations from Novartis and/or its Affiliates.

6.2
Transition Period.  It is agreed and understood by and between the Parties that Novartis shall only provide the Transition Services in the Territory until the end of the Transition Period (i.e., for a maximum of [**] years after the Closing Date).

7.	MAINTENANCE OF MARKETING AUTHORIZATIONS PENDING COMPLETION OF TRANSFER

7.1	Maintenance. Until completion of the transfer of the Marketing Authorizations to Purchaser (or its Affiliates), but for no longer than a period of [**] after Closing:

(a)
Novartis shall use its commercially reasonable efforts to maintain the Marketing Authorizations and shall be entitled to de-register the Marketing Authorizations [**] after expiry of the initial [**] period;

(b)
Novartis shall be free to continue to pursue those on-going variations, amendments and renewals which are pending at the Closing Date or withdraw them, as Novartis shall in its sole discretion decide; and

Executed copy
CONFIDENTIAL TREATMENT HAS BEEN REQUESTED BY
TRIBUTE PHARMACEUTICALS CANADA INC.

Portions herein identified by [**] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

(c)	Novartis shall not initiate any additional variations or amendments, except in the event they are indispensable for the continuation of the Business and only then upon Purchaser’s written request.

7.2
Responsibility. For the avoidance of doubt, Novartis does not warrant and shall not be responsible and shall have no liability in this regard for the successful maintenance or renewal of the Marketing Authorizations after the Closing Date and/or whether or not a variation is successful, except if the Regulatory Authority cancels a Marketing Authorization or refuses its renewal as a result of Novartis’ gross negligence or wilful misconduct. Furthermore, Novartis is not responsible for conducting any studies, including clinical and stability studies, concerning the Drug Substances and/or the Products, which may be requested by the Regulatory Authority or any Governmental Authority after the Closing Date, regardless of whether the MA Transfer Date has occurred or not.

7.3
Costs. Purchaser, or its Affiliates, shall bear the Third Party fees levied by the relevant Regulatory Authorities and Governmental Entities and notarization costs and any other relevant costs, (including Novartis’ direct internal costs for regulatory support which are beyond standard maintenance of the Marketing Authorizations) for (a) the maintenance of the Marketing Authorizations and for their transfer to Purchaser (or its Affiliates) after the Closing; and (b) any variations, amendments and renewals pursuant to Clauses 7.1(a) or (b) and 7.1(c) above.

8.	CO-OPERATION ON PHARMACOVIGILANCE AND SAFETY

8.1	Adverse Events. The Parties shall co-operate with regard to the reporting and handling of Adverse Events in accordance with the applicable regulatory laws and regulations on pharmacovigilance.

8.2
Pharmacovigilance Agreement. Prior to the MA Transfer Date, and in time to ensure that all regulatory requirements are met, the Parties shall enter into a Pharmacovigilance Agreement for one of the Products, namely Visken, which will be attached hereto as Annex 7 after execution.

8.3
 After the MA Transfer Date, all pharmacovigilance tasks for the other Products, namely Fiorinal, Fiorinal C and Viskazide, will be solely the responsibility of Purchaser.  Novartis will provide legacy individual case report data originating in the Territory to Purchaser for Fiorinal, Fiorinal C and Viskazide as soon as possible, latest within three (3) months of the MA Transfer Date for these Products.  This data will be provided in CIOMS format and will be provided to [**].  Novartis will also forward any Adverse Event reports it receives for such Products after the MA Transfer Date to Purchaser as soon as possible, these will be provided as source data respecting data privacy legislation as appropriate.

9.	PURCHASE PRICE AND PAYMENT OF PURCHASE PRICE

9.1
Purchase Price.  The purchase price for the Transferred Assets and for the use of the Licensed Assets in accordance with the terms of the License Agreement shall be the sum of thirty two  million Canadian Dollars (CA$32,000,000.00), exclusive of any applicable VAT (“Purchase Price”) and is non-refundable.

Executed copy
CONFIDENTIAL TREATMENT HAS BEEN REQUESTED BY
TRIBUTE PHARMACEUTICALS CANADA INC.

Portions herein identified by [**] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

9.2
Payment Schedule.  At the Closing Date, Purchaser shall pay the entire Purchase Price to Novartis AG free and clear of, and without deduction for, withholdings, taxes or other charges of any kind and of any country, by wire transfer into bank accounts to be specified by Novartis in writing.

9.3	Taxes.

(a)
Purchaser shall bear any transfer tax imposed in the Territory in connection with the transactions contemplated in this Agreement and shall make any corresponding tax declarations in the Territory that may be required.

(b)
Each Party shall be responsible for its own tax obligations due to this Agreement (including income tax and capital gains tax). Neither Party shall have any obligation towards the other Party in case that the other Party fails to fully comply with its tax obligations.

(c)
For all tax purposes, both Parties agree that [**] of the Purchase Price will be allocated to the Transferred Assets and/or Licensed Assets owned by Novartis AG, they shall report the transactions contemplated by this Agreement in a manner consistent therewith and they shall not take any position inconsistent therewith in any tax return, refund claim, litigation, or otherwise.

10.	CLOSING

10.1
Closing Date.  Upon the terms and subject to the conditions of this Agreement, the transfer  of the Transferred Assets and the assumption of the Assumed Liabilities shall take place on the Closing Date at the Novartis offices in Basel.

10.2	Confirmation of Payment. At the Closing, Purchaser shall deliver to Novartis the written confirmation, in form reasonably satisfactory to Novartis, of payment of the entire Purchase Price.

10.3
Confirmation to Affiliates.  Within [**] Business Days of Closing Date, Novartis shall deliver to Purchaser the main instructions by Novartis to its pertinent Affiliates by which Novartis instructs them to:

(a)	agree with the Purchaser how and when to transfer to Purchaser or its Affiliates or designates:

(i)	certain Marketing Authorization Data related to the Products in the Territory which are in Novartis’ or its Affiliates’ possession; and

(ii)	the Marketing Authorizations (by way of an appropriate submission to the relevant Regulatory Authorities, as further detailed in Clause 5.1); and

(b)	otherwise co-operate with the Purchaser to facilitate the smooth implementation of this Agreement.

10.4
Insurance.  Title and risk of loss or damage to the Transferred Assets shall pass to the Purchaser on the Closing Date.  As of the Closing Date, the Transferred Assets shall cease to be insured by Novartis’ insurance policies or by Novartis’ self-insurance, as the case may be, and Purchaser shall have no right or obligation with respect to any such policy.

Executed copy
CONFIDENTIAL TREATMENT HAS BEEN REQUESTED BY
TRIBUTE PHARMACEUTICALS CANADA INC.

Portions herein identified by [**] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

10.5
Quality Agreement. Within sixty (60) Business Days of the Closing Date, the Parties shall enter into a Quality Agreement on terms mutually agreeable and in all circumstances on terms generally applicable to the nature of the transactions contemplated therein and in this Agreement.

11.	THIRD PARTY AGREEMENTS

11.1
Partial assignment of Third Party Agreements and Tenders WITHOUT CONSENT – No later than the MA Transfer Date Novartis shall, or shall ensure that its Affiliates shall take the necessary action to formalize the effective assignment of its or their rights and obligations related to the Products under those Third Party Agreements listed in PARTS A of the Annex 5 and that can be assigned partially to the Purchaser without the consent of the respective Third Party.

11.2
Partial assignment of Tenders WITH CONSENT - After the Closing Date, with respect to the Tenders listed in Part B of Annex 5 Novartis or its Affiliates and the Purchaser shall request consent from the respective Third Party to assign that part of the Tender that relates to the Products. The Parties will cooperate to ensure an efficient transfer to Purchaser of the Tenders listed in Part B of Annex 5 outstanding as of the Closing Date with the aim of continuing the supply of the Products through the Tenders.  In the event that such consent is not obtained, then Novartis and the Purchaser shall consider alternative solution because Novartis or its Affiliates remains as the contracting party under such Tenders related to the Products for the duration of such Tenders and until the MA Transfer Date. Novartis and the Purchaser will cooperate in a mutually agreeable arrangement under which the Purchaser shall obtain the benefits and assume the obligations under the parts of the Tenders that relate to the Products, in accordance with this Agreement, including sub-contracting, sub-licensing or sub-leasing to the Purchaser or whereby the Purchaser shall, as Novartis’ agent, perform and discharge all outstanding obligations and liabilities of Novartis (or as applicable, Novartis’ Affiliates) under the part of the Tenders that relate to the Products, or under which Novartis would enforce for the benefit of the Purchaser any and all rights of Novartis against a Third Party thereto, with the Purchaser assuming any liabilities of Novartis under the part of the Tenders that relate to the Products. Where Purchaser assumes any obligations under the Tenders, the Purchaser shall indemnify Novartis against any actions, proceedings, liabilities, losses, costs, demands or claims Novartis may incur arising out of the Purchaser’s failure to comply with such obligations.

11.3
 Partial assignment of agreement WITH CONSENT  -  After the Closing Date, with respect to the Agreement listed in Part C of Annex 5 (“Part C Agreement”), Novartis or its Affiliate in the Territory shall notify the Third Party to the Part C Agreement of the change of owner/supplier of the Products. The Purchaser shall use commercially reasonable efforts to secure the listing of each of the Products with such Third Party under the name of the Purchaser following the Closing Date, with each listing with respect to the Products to take effect from the MA Transfer Date. Subject to the conditions set forth in the Part C Agreement, Novartis shall remove/delist the Products from the scope of the Part C Agreement following the Closing Date but no earlier than the MA Transfer Date with respect to each of the Products.

Executed copy
CONFIDENTIAL TREATMENT HAS BEEN REQUESTED BY
TRIBUTE PHARMACEUTICALS CANADA INC.

Portions herein identified by [**] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

11.4
Termination of Third Party Agreements and Tenders.  Subject to the conditions set forth in the relevant Third Party Agreement and Tenders, Novartis shall terminate after the Closing Date any relevant Third Party Agreement and/or Tender that solely relate to the Products that are not assigned to the Purchaser as provided in Clauses 11.1 and 11.2, as soon as reasonably practicable, but in any event not before the MA Transfer Date for the Tenders and the end of the Transition Period for the other Third Party Agreements. The Purchaser shall pay, or shall reimburse Novartis for any termination fees or Loss that results from any such termination.

11.5
For the avoidance of doubt and notwithstanding any other provisions of this Agreement, Novartis shall be under no obligation to enter into any new Tenders during the Transition Period  and shall incur no liability whatsoever for not entering into any new Tenders during the Transition Period. Where the Parties agree that Novartis shall enter into a new Tender prior to the MA Transfer Date in the Territory, Purchaser shall reimburse Novartis for any Losses that Novartis suffers as a result of not being able to fulfil such Tenders as a result of the transfer of the MA to Purchaser and for the avoidance of doubt, such Losses may include in this instance any fines levied on Novartis by the Party to such Tender.

12.	NOVARTIS’ REPRESENTATIONS AND WARRANTIES

12.1	[**]

12.2	[**]

12.3	[**]

12.4	[**]

13.	PURCHASER’S REPRESENTATIONS AND WARRANTIES

13.1	Representations and Warranties. Purchaser represents and warrants to Novartis that as of the Closing Date:

(a)
Purchaser is a well-established and licensed pharmaceutical company which, together with its Affiliates and distributors, has the necessary technical and commercial resources and expertise to take over from Novartis the Business in the Territory under the terms, conditions, and timelines contained in this Agreement, the License Agreement and the Supply Agreement;

(b)	Purchaser has Affiliates or distributors in the Territory that meet all requisites mentioned in the sub-clause above;

(c)
Purchaser is not and has not been (and has no Affiliates that are or have been) subject to any litigation by customers or investigation by local and/or Regulatory Authorities which would negatively impact a smooth transfer of the Business to Purchaser and its Affiliates;

(d)
Purchaser has carried out an analysis whether any anti-trust approvals or notifications from the relevant merger control authorities are required in connection with the transaction contemplated by this Agreement and has concluded that no such approvals or notifications are required;

Executed copy
CONFIDENTIAL TREATMENT HAS BEEN REQUESTED BY
TRIBUTE PHARMACEUTICALS CANADA INC.

Portions herein identified by [**] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

(e)	Purchaser is not aware that any information concerning the Business which Novartis has provided prior to the Closing would be untrue or incorrect;

(f)	Purchaser is not aware of any grounds for a valid basis for bringing a Warranty Claim against Novartis under this Agreement;

(g)	Purchaser is a valid legal corporation duly organized and existing under the laws of its country of incorporation; and

(h)	Purchaser has the capacity to enter into this Agreement and has obtained all required internal approvals from its board of directors, management committee and/or any other internal committee.

14.	CLAIMS FOR BREACH OF REPRESENTATIONS AND WARRANTIES

14.1	Claims. If a Party breaches a representation or warranty, it shall be liable to the other Party for the Loss caused by such breach, subject to the limitations and other provisions of this Agreement.

14.2
Survival.  The representations and warranties made by Novartis contained in this Agreement shall survive the Closing Date until a period of [**] following the Closing Date.  All rights to claim Losses for any breach of any representation or warranty or agreements shall terminate and expire on, and no action or proceedings seeking damages or other relief for breach of any representation or warranty, or obligation or for misrepresentation or inaccuracy shall be commenced after, a period of [**] following the Closing Date, unless prior thereto there shall have been made with reasonable specificity a written notice describing such claim.

14.3	Limitations.

(a)
The aggregate liability of Novartis for all of Purchaser’s claims based on breach of the representations or warranties by Novartis and for breach of any other provision of this Agreement shall be limited to  [**] of the Purchase Price.

(b)
Purchaser can assert claims only if the total amount of all claims asserted by Purchaser exceeds the amount of  [**]. Once this threshold has been reached, indemnification shall be due from the first Canadian Dollar.

14.4
Reductions.  To the extent that any Loss incurred due to the breach of a representation or warranty is compensated by other related benefits, e.g. tax benefits or valid and enforceable claims against third parties, including insurance companies, the liability is reduced accordingly. The respective Party shall use all reasonable efforts to obtain such related benefits. For the avoidance of doubt, the Parties are aware that this will not exclude the possibility that insurance companies may have a right for full or partial recourse against the Party which has breached a representation or warranty.

Executed copy
CONFIDENTIAL TREATMENT HAS BEEN REQUESTED BY
TRIBUTE PHARMACEUTICALS CANADA INC.

Portions herein identified by [**] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

14.5
Sole Remedy.  The provisions of this Clause 14 shall be the sole and exclusive monetary remedy of Purchaser and Novartis for any breach by the other party of a representation or warranty contained in this Agreement.

15.	INDEMNIFICATION

15.1
Indemnity by Novartis.  Novartis shall indemnify and hold harmless the Purchaser and its Affiliates and their respective officers, directors and employees from and against any Loss to the extent that such Loss is resulting or arising from any breach of representation or warranty   or an Excluded Liability.

15.2
Indemnity by Purchaser.  Purchaser shall indemnify and hold harmless Novartis and its Affiliates and their respective officers, directors and employees from and against any Loss to the extent that such Loss arises from or in connection with any breach of representation or warranty or Assumed Liabilities. In addition, Purchaser should also indemnify Novartis and its Affiliates  for any Losses that Novartis and/or its Affiliates suffers or incurs as a result of Purchaser’s activities pursuant to [**] above.

15.3	Indemnification Procedure. The indemnified party under this Clause 15 (the “Indemnified Party”) shall:

(a)	promptly notify the indemnifying party (the “Indemnifying Party”) of any claim or proceeding, or threatened claim or proceeding, which could lead to a Loss;

(b)
permit the Indemnifying Party to take full care and control of the conduct, defence and settlement of such claim or proceeding; provided, however, that the Indemnifying Party shall not compromise or otherwise settle any such claim or proceeding without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed;

(c)	reasonably assist at the cost of the Indemnifying Party in the investigation and defence of such claim or proceeding;

(d)	not compromise or otherwise settle any such claim or proceeding without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed; and

(e)	take all reasonable steps to mitigate any Loss in respect of any such claim or proceeding.

15.4	Adjustments.

(a)
The amount of Loss for which indemnification is provided hereunder shall be net of any amounts recovered or recoverable by the Indemnified Party under insurance policies or from other third parties with respect to such Loss.

(b)
If any payment due under this Clause 15 is subject to tax, the Indemnified Party shall be entitled to receive from the Indemnifying Party such amounts as will ensure that the net receipt, after tax, is the same as it would have been if the payment was not subject to tax.

Executed copy
CONFIDENTIAL TREATMENT HAS BEEN REQUESTED BY
TRIBUTE PHARMACEUTICALS CANADA INC.

Portions herein identified by [**] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

16.	CONFIDENTIALITY; PRESS RELEASE

16.1
Confidentiality.  Subject to the exceptions contained in the Confidentiality Agreement, Purchaser (and its Affiliates or distributors) shall keep confidential and not disclose to any Third Party any confidential information pertaining to the Business and the Transferred Assets, which is received or obtained as a result of entering into or performing this Agreement, including, Know-How concerning the manufacture of the Drug Substances and Products.

16.2
Press Releases.  Neither Party shall issue any press release, trade announcement or make any other public announcement with regard to the transactions contemplated by this Agreement without the other Party’s prior written consent, which shall not be unreasonably withheld. Where consent is forthcoming, the Parties agree to consult with each other regarding the content of any such press release or other announcement. This aforementioned restriction shall not apply to announcements required by any Regulatory Authority, Governmental Entity, including a competition authority, or applicable Law. However, in such event the Parties shall, to the extent reasonably practicable, coordinate the wordings of any such announcements and the Purchaser shall take into consideration any requests of Novartis. The Purchaser acknowledges that Novartis shall have the right to disclose a brief summary of the transaction, including the Purchase Price, in its official financial reports.

To the extent that any Party is required to file a copy of this Agreement as an exhibit to any filings with any Governmental Entity, the Parties will coordinate and agree on the form of redacted version of this Agreement to be so filed.

16.3
Maintenance of Data and Books and Records. For a period of twelve (12) years after the Closing Date: (a) Purchaser agrees to retain (and to cause its Affiliates to retain) and make available all data and Books and Records received from Novartis and its Affiliates for inspection and copying by Novartis or its agent at Novartis’ expense, upon reasonable request and upon reasonable notice; provided that such Books and Records shall be made available only to the extent such availability is required by Novartis, an Affiliate or a Third Party to which the Products has been divested in a country outside the Territory to comply with a requirement of Law, this Agreement, the Supply Agreement or the License Agreement or to enable Novartis, an Affiliate or a Third Party to defend against, respond to, or otherwise participate in any litigation, investigation, audit process, subpoena, or other proceeding related to the Drug Substances and/or Products; and (b) no such data, and other Books and Records shall be destroyed before the lapse of a twelve (12) year period from the Closing Date by the Purchaser without first advising Novartis in writing and giving Novartis a reasonable opportunity, at Novartis’ sole cost, to obtain possession thereof. Novartis will hold, and will use commercially reasonable efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of applicable Law, all confidential documents and information concerning the Purchaser or the Business provided to it pursuant to this Clause 16.3.

17.	MISCELLANEOUS

17.1
Governing Law and Jurisdiction.  This Agreement shall be governed by and construed under the laws of Switzerland, without giving effect to the conflicts of laws provision thereof, and with the exclusion of the Vienna Convention on the International Sale of Goods.  Any claim or dispute arising out of or relating to this Agreement that cannot be resolved amicably between the Parties within thirty (30) days after the controversy has arisen shall be subject to the exclusive jurisdiction of the courts located in Basel-Stadt, Switzerland.  Each Party irrevocably agrees and consents to the jurisdiction of the courts located in Basel-Stadt, Switzerland and waives any objection it may have to the venue of such courts, including with respect to the convenience of the forum and jurisdiction.

Executed copy
CONFIDENTIAL TREATMENT HAS BEEN REQUESTED BY
TRIBUTE PHARMACEUTICALS CANADA INC.

Portions herein identified by [**] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

17.2
Assignment. Neither Party may assign its rights and obligations under this Agreement without the other Party’s prior written consent, such consent not to be unreasonably withheld, except that either Party may (a) assign its rights and obligations under this Agreement or any part hereof to one or more of its Affiliates without the consent of the other Party; and (b) assign this Agreement in its entirety to a successor to all or substantially all of its business or assets to which this Agreement relates.  Any permitted assignee shall assume all obligations of its assignor under this Agreement (or related to the assigned portion in case of a partial assignment to an Affiliate), and no permitted assignment shall relieve the assignor of liability hereunder.  Any attempted assignment in contravention of the foregoing shall be void.

17.3
Force Majeure.  If and to the extent that either Party is prevented or delayed by Force Majeure from performing any of its obligations under this Agreement and promptly so notifies in writing the other Party, specifying the matters constituting Force Majeure together with such evidence in verification thereof as it can reasonably give and specifying the period for which it is estimated that the prevention or delay will continue, then the Party so affected shall be relieved of liability to the other for failure to perform or for delay in performing such obligations (as the case may be), but shall nevertheless use its commercially reasonable efforts to resume full performance thereof.

17.4
Notices.  All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when: (a) delivered by hand (with written confirmation of receipt); (b) sent by fax (with written confirmation of receipt), provided that a copy is immediately sent by an internationally recognized overnight delivery service (receipt requested); or (c) when received by the addressee, if sent by an internationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and fax numbers set forth below (or to such other addresses and fax numbers as a Party may designate by written notice):

If to Purchaser:

Tribute Pharmaceuticals Canada Inc.
151 Steeles Avenue East
Milton, Ontario L9T 1Y1
Canada
Attn: President and CEO
Fax: +1 905 876 4675

If to Novartis:

Novartis Pharma AG
Lichtstrasse 35
CH-4056 Basel, Switzerland
Attn: Head of BD&L
Fax:  +41 61 324 2100

Executed copy
CONFIDENTIAL TREATMENT HAS BEEN REQUESTED BY
TRIBUTE PHARMACEUTICALS CANADA INC.

Portions herein identified by [**] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

With a copy To:

Novartis Pharma AG
Lichtstrasse 35
CH-4056 Basel, Switzerland
Attn:  General Counsel
Fax:  +41 61 324 7399

17.5
Waiver and Amendments. The failure of any Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other Party.  No waiver shall be effective unless it has been given in writing and signed by the Party giving such waiver.  No provision of this Agreement may be amended or modified other than by a written document signed by authorized representatives of each Party.

17.6
Severability.  Without prejudice to any other rights that the Parties have pursuant to this Agreement, every provision of this Agreement is intended to be severable. If any provision of this Agreement shall be invalid or unenforceable, such invalidity or unenforceability shall not affect the other provisions of this Agreement, which shall remain in full force and effect. The Parties hereto agree to consult each other and to agree upon a new stipulation which is permissible under the law and which comes as close as possible to the original purpose and intent of the invalid, void or unenforceable provision.

17.7
Entire Agreement.  This Agreement (together with the Ancillary Agreements) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof.

17.8
Relationship of the Parties.  Nothing contained in this Agreement shall be deemed to constitute a partnership, joint venture, or legal entity of any type between Novartis and its Affiliates, on the one hand and Purchaser and its Affiliates, on the other hand, or to constitute one as the agent of the other.  Moreover, each Party agrees not to construe this Agreement, or any of the transactions contemplated hereby, as a partnership for any tax purposes.  Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give any Party the power or authority to act for, bind, or commit the other.

17.9
Expenses.  Except as otherwise expressly provided in this Agreement, each Party shall pay the fees and expenses of its respective lawyers and other experts and all other expenses and costs incurred by such Party incidental to the negotiation, preparation, execution and delivery of this Agreement.

17.10
Extension to Affiliates.  Novartis shall have the right to extend the rights, immunities and obligations granted in this Agreement to one or more of its Affiliates.  All applicable terms and provisions of this Agreement shall apply to any such Affiliate to which this Agreement has been extended to the same extent as such terms and provisions apply to Novartis.  Novartis shall remain primarily liable for any acts or omissions of its Affiliates.

Executed copy
CONFIDENTIAL TREATMENT HAS BEEN REQUESTED BY
TRIBUTE PHARMACEUTICALS CANADA INC.

Portions herein identified by [**] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

17.11
Compliance with Law.  Each Party shall perform its obligations under this Agreement in accordance with all applicable laws.  No Party shall, or shall be required to, undertake any activity under or in connection with this Agreement which violates, or which it believes, in good faith, may violate, any applicable law. In exercising its rights and performing its obligations under this Agreement, the Purchaser will:

(a) Comply with all applicable laws and regulations, including those related to anti-corruption;
(b) Comply with industry standards;
(c) Comply with all policies and guidelines provided to it by Novartis in relation to the Purchaser’s activities under this Agreement, including the Novartis Global Anti-Bribery Policy and any other guidelines or policies attached as Annex 8, and as amended from time to time. In the event Novartis issues additional guidelines or policies in relation to the Third Party’s activities under this Agreement, Novartis will provide the Purchaser with a copy and the Purchaser will duly comply with such guidelines and policies thereafter. The Purchaser hereby confirms that it has read and understood the above mentioned Novartis’ policies and guidelines; and
(d) Perform its obligations under this Agreement with high ethical and moral business and personal integrity standards.

17.12
English Language.  This Agreement is written and executed in the English language.  Any translation into any other language shall not be an official version of this Agreement and in the event of any conflict in interpretation between the English version and such translation, the English version shall prevail.

17.13	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Executed copy
CONFIDENTIAL TREATMENT HAS BEEN REQUESTED BY
TRIBUTE PHARMACEUTICALS CANADA INC.

Portions herein identified by [**] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

NOVARTIS AG By: /s/ Carol A. Finch Name: Carol A. Finch Title: Authorized Signatory	NOVARTIS PHARMA AG By: /s/ Corinne Savill Name: Corinne Savill Title: Business Development and Licensing

By: /s/ Benjamin Creusat Name: Benjamin Creusat Title: Senior Legal Counsel	By: /s/ Barbara Levi Mager Name: Barbara Levi Mager Title: Global Legal Head, GPS&C

TRIBUTE PHARMACEUTICALS CANADA INC. By: /s/ Rob Harris Name: Rob Harris Title: President and CEO

Executed copy
CONFIDENTIAL TREATMENT HAS BEEN REQUESTED BY
TRIBUTE PHARMACEUTICALS CANADA INC.

Portions herein identified by [**] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

Annex 1                         Trademarks
Annex 2                         License Agreement
Annex 3                         Marketing Authorizations & Products & Drug Substances
Annex 4                         Disclosures (by Novartis)
Annex 5                         Third Party Agreements
Annex 6                         Supply Agreement
Annex 7                         Pharmacovigilance Agreement
Annex 8                         Novartis Anti-Bribery Policy Guidelines
Annex 9                         TM Assignment Documents
Annex 10                        [**]

Executed copy
CONFIDENTIAL TREATMENT HAS BEEN REQUESTED BY
TRIBUTE PHARMACEUTICALS CANADA INC.

Portions herein identified by [**] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

Annex 3
Marketing Authorizations & Products & Drug Substances

Country	Product name	MA number	Drug Substances
Canada	Fiorinal C ½ HGC	00176206	Butalbital Acetylsalicylic acid Caffeine anhydrous Codeine Phosphate
Canada	Fiorinal C ¼ HGC	00176192	Butalbital Acetylsalicylic acid Caffeine anhydrous Codeine Phosphate
Canada	Fiorinal 330 mg HGC	00226327	Butalbital Acetylsalicylic acid Caffeine anhydrous
Canada	Visken tablets 5mg	00417270	pindolol
Canada	Visken tablets 10mg	00443174	pindolol
Canada	Visken tablets 15mg	00417289	pindolol
Canada	Viskazide 10/25mg	00568627	pindolol hydrochlorothiazide
Canada	Viskazide 10/50mg	00568635	Pindolol hydrochlorothiazide